Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Stock Incentive Plan, as Amended Effective as of June 7, 2013 of TearLab Corporation (formerly OccuLogix, Inc. and formerly Vascular Sciences Corp.) of our report dated March 25, 2013, with respect to the consolidated financial statements and schedule of TearLab Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 7, 2013